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                                                                     EXHIBIT 5.1
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                        [Hunton & Williams Letterhead]



                                  May 8, 2001


Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, North Carolina 28697

                      Registration Statement on Form S-3
       Relating to Secondary Offering of Liquid Yield Option (TM) Notes
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Ladies and Gentlemen:

     We have acted as counsel to Lowe's Companies, Inc., a North Carolina corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") on the date hereof with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, to register (i) $1,005,000,000 aggregate principal amount at maturity of Liquid Yield Option (TM) Notes due 2021 (Zero Coupon-Senior) (collectively, the "Notes") issued by the Company on February 16, 2001 and (ii) the Company's common stock, $0.50 par value per share (the "Common Stock"), issuable upon conversion, and/or purchase by the Company, of the Notes pursuant to an Indenture dated February 16, 2001, by and between the Company and The Bank of New York, as trustee (the "Indenture"). The Company issued the Notes pursuant to a Purchase Agreement, dated as of February 12, 2001, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. The Notes and the Shares are to be offered and sold by certain securityholders of the Company from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus"), and any amendments or supplements thereto.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina.

     2. The Notes have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium,
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Lowe's Companies, Inc.
May 8, 2001
Page 2

fraudulent conveyance or other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

     3. The Shares issuable upon conversion of the Notes have been duly authorized and reserved and, when delivered upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                   Very truly yours,


                                   /s/ Hunton & Williams